COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Nov. 1, 2010

Cooper Tire & Rubber Company Reports
Continued Strong Performance

•	Net Sales of $883 million, an increase of 10 percent
•	Operating profit before restructuring of $72 million or 8 percent of Net Sales
•	Earnings Per Share (attributable to Cooper Tire) of 71 cents
•	Cash and cash equivalents of $347 million

Findlay, Ohio, Nov. 1, 2010 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net income attributable to Cooper Tire of $45 million for the quarter ended Sept. 30, 2010, a decrease of $2 million from the same period in 2009.  Net sales were $883 million, an increase of $80 million, or 10 percent, from the prior year. Operating profit was $67 million for the quarter, a $4 million decrease compared with $71 million in 2009.  The Company reported net income of 71 cents per share on a diluted basis.

Results during the quarter included restructuring charges of $5 million, related primarily to the closure of the Albany, Ga., facility, a decrease of $9 million from the third quarter of 2009.  The Company officially concluded the restructuring project during the third quarter of 2010.

When compared with the prior year, the decrease was the result of higher raw material prices that were in part addressed by price increases and mix. Improved manufacturing, increased utilization of capacity and lower restructuring costs also contributed favorably to results.

Through the first nine months of 2010, Cooper generated $2.4 billion in net sales, compared with $2 billion during the same period in the prior year, an increase of 22 percent.  Net income attributable to Cooper Tire & Rubber Company was $100 million for the same period, compared with $13 million in 2009.  The change in net income included $62 million of improvement from discontinued operations.

The Company ended the quarter with $347 million of cash and cash equivalents, a decrease of $63 million compared with the prior year third quarter balance of $410 million.

The Company has posted a summary presentation of information related to the quarter on its Web site at http://www.coopertire.com/html/pdf/Investor_Summary.pdf

North American Tire Operations

North American Tire Operations achieved net sales of $648 million during the third quarter, up from 2009 net sales of $574 million.  The increased sales were the result of stronger price and mix partially offset by decreased volumes.  Total light vehicle tire shipments for Cooper's North America segment in the United States decreased by 1.8 percent, outperforming the total industry shipment decrease of 2.7 percent reported by the Rubber Manufacturers Association.  The prior year third quarter's comparable shipments were extremely strong as the segment had higher levels of available inventory to meet the rebound in customer demand.  The segment entered the third quarter of 2010 with historically low levels of inventory.

The segment's operating profit was $55 million for the third quarter, or 8.5 percent of net sales. This is an increase of $7 million compared with the same period in 2009.  Favorable pricing and mix of $75 million was more than offset by $96 million of higher raw material costs.  Improved manufacturing operations increased results by $11 million as the segment leveraged consolidated operations.  Additionally, reduced production curtailments at these facilities contributed $6 million.  Other factors improved costs by $5 million.  Restructuring charges decreased by $9 million.  Lower volumes reduced profits by $3 million.

For the nine months ended Sept. 30, 2010, the segment had operating profit of $88 million, a $16 million improvement compared with the first nine months of 2009.

International Tire Operations

The Company's International Tire Operations reported $325 million in net sales, an increase of $28 million, or 10 percent, compared with the prior year same quarter.  The increase reflected positive price and mix partially offset by decreased volumes. Asian operations increased sales volumes by 2.5 percent including intercompany shipments, while European operations reported a decline of 5.1 percent compared with the prior year.
The segment's operating profit decreased by $9 million, from $30 million in the third quarter of 2009 to $21 million in the third quarter of 2010. Favorable price and mix of $48 million were more than offset by higher raw material costs of $59 million.  Other costs including currency impacts were favorable by $4 million, while the decrease in volumes was unfavorable by $2 million.

For the nine months ended Sept. 30, 2010, the segment had operating profit of $64 million, a $17 million improvement compared with the first nine months of 2009.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “We were pleased with the strong margins achieved by the Company during the third quarter of 2010 and the continued strong demand for our products. We entered the third quarter with lower inventory in contrast with a year ago when high levels of inventory were available to support demand.  We are taking action to increase our production levels and intend to produce 10 percent more units in 2011 than in 2010. We expect raw material costs will continue to be elevated in the near future and have implemented price increases around the globe.  Our focus remains on profitable top line growth including opportunities in various global regions and with new products.  We also remain committed to improving our cost structure while prudently managing our resources and driving improved organizational capabilities.  Changing industry and economic conditions can still present challenges, but we remain optimistic about our opportunities to further improve results.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern Time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s Web site at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company with affiliates, subsidiaries and joint-ventures that specialize in the design, manufacture, marketing and sales of passenger car and light truck tires.  The Company also has subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information on Cooper Tire, visit www.coopertire.com, www.facebook.com/coopertire, or twitter.com/coopertire.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or low-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	inaccurate assumptions used in developing the Company’s strategic plan or the inability or failure to successfully implement the Company’s strategic plan;
•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;

•	recent changes to tariffs on certain tires imported into the United States from the People's Republic of China and;
•	changes in the Company’s relationship with joint venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended			Nine Months Ended
	September 30			September 30
	2009		2010	2009		2010

Net sales	$802,794		$882,942	$2,005,931		$2,441,344
Cost of products sold	662,277		754,695	1,714,685		2,132,543
Gross profit	140,517		128,247	291,246		308,801

Selling, general and administrative	56,444		56,351	151,828		155,230
Restructuring charges	13,385		4,766	36,446		19,804
Settlement of retiree medical case	-		-	7,050		-
Operating profit	70,688		67,130	95,922		133,767

Interest expense	11,440		9,397	36,192		27,276
Interest income	(2,259)		(2,166)	(4,739)		(4,150)
Other expense (income)	1,047		(719)	(1,025)		(1,944)
Income from continuing operations, before income taxes	60,460		60,618	65,494		112,585

Income tax expense (benefit)	2,628		10,309	(178)		19,299

Income from continuing operations	57,832		50,309	65,672		93,286

Income (loss) from discontinued operations, net of income taxes	(337)		(1)	(37,786)		24,365

Net income	57,495		50,308	27,886		117,651

Net income attributable to noncontrolling shareholders' interests	10,664		5,710	15,282		17,400

Net income attributable to Cooper Tire & Rubber Company	$46,831		$44,598	$12,604		$100,251

Basic earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.87	1	$0.73	$1.02	1	$1.24
Income (loss) from discontinued operations	(0.01)		(0.00)	(0.64)		0.40
Net income available to Cooper Tire & Rubber Company common stockholders	$0.87	1 2	$0.73	$0.38	1	$1.64

Diluted earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.85	1	$0.71	$1.00	1	$1.21
Income (loss) from discontinued operations	(0.01)		(0.00)	(0.63)		0.39

Net income available to Cooper Tire & Rubber Company common stockholders	$0.84	1	$0.71	$0.38	1 2	$1.60

Weighted average shares outstanding (000s):
Basic	59,331		61,440	59,078		61,217
Diluted	61,050		62,759	60,095		62,556
Depreciation	$29,622		$32,894	$90,968		$91,885
Amortization	$532		$495	$1,645		$1,492
Capital expenditures	$21,672		$29,992	$63,978		$75,040

Segment information
Net sales
North American Tire	$573,886		$647,787	$1,440,536		$1,754,472
International Tire	296,841		325,200	720,235		930,913
Eliminations	(67,933)		(90,045)	(154,840)		(244,041)

Segment profit (loss)
North American Tire	$47,618		$54,971	$71,949		$88,253
International Tire	29,902		20,511	46,285		63,589
Eliminations	(520)		(1,183)	(1,579)		(1,651)
Unallocated corporate charges	(6,312)		(7,169)	(20,733)		(16,424)

******************************
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30
	2009	2010

Assets
Current assets:
Cash and cash equivalents	$409,543	$347,412
Accounts receivable	431,354	521,019
Inventories	310,968	370,988
Other current assets	44,877	47,157
Total current assets	1,196,742	1,286,576

Net property, plant and equipment	877,241	836,777
Restricted cash	2,270	2,267
Intangibles and other assets	85,181	113,304
	$2,161,434	$2,238,924

Liabilities and Equity
Current liabilities:
Notes payable	$143,612	$138,002
Trade payables and accrued liabilities	491,036	522,775
Income taxes	3,051	5,091
Liabilities of discontinued operations	35,517	-
Current portion of long-term debt	107,481	5,076
Total current liabilities	780,697	670,944

Long-term debt	329,943	325,703
Postretirement benefits other than pensions	247,577	240,457
Pension benefits	222,289	241,168
Other long-term liabilities	138,674	172,474
Long-term liabilities related to the sale of automotive operations	9,008	-
Redeemable noncontrolling shareholders' interests	59,678	65,603
Equity	373,568	522,575
	$2,161,434	$2,238,924

1  Amounts have been restated.  Refer to Footnote no. 1 in the Company's Form 10-Q for the quarterly period ended September 30, 2010.
2  Amounts do not add due to rounding.

These interim statements are subject to year-end adjustments.